                              CONFIRMING STATEMENT

This Statement confirms that the undersigned, James R. Stengel, has authorized and designated each of Julie Jacobs, Damien Atkins, Erin Tulk and Uche Ndumele
to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the
U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of AOL Inc. The authority of Julie
Jacobs, Damien Atkins, Erin Tulk and Uche Ndumele under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his or her ownership of or transactions in securities of AOL
Inc., unless earlier revoked in writing. The undersigned acknowledges that Julie
Jacobs, Damien Atkins, Erin Tulk and Uche Ndumele are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities
Exchange Act of 1934.

                                        By:   /s/ James R. Stengel
                                        ----------------------------------------
                                        Name: James R. Stengel
                                        Date: May 17, 2010